Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made this 14th day of August, 2007 by and between Peter Levine (the “Executive”) and Citrix Systems, Inc. and its affiliates, subsidiaries, divisions, successors and assigns, including, but not limited to, the Surviving Entity (as defined below) (collectively, “Citrix” or the “Company”).

WHEREAS, XenSource, Inc. (“XenSource”), Citrix Systems, Inc., PVA Acquisition Corporation, a wholly-owned subsidiary of Citrix Systems, Inc. (the “Merger Sub”), PVA Acquisition LLC, a wholly-owned subsidiary of Citrix Systems, Inc. (the “LLC”), and the Stockholder Representative named therein have executed an Agreement and Plan of Merger and Reorganization dated as of August 14, 2007 (the “Merger Agreement”) whereby the Merger Sub shall be merged (the “Merger”) with and into XenSource, with XenSource to be the surviving corporation of the Merger and whereby the surviving corporation shall subsequently be merged (the “LLC Merger”) with and into LLC, with the LLC to be the surviving entity and a wholly-owned subsidiary of XenSource (the “Surviving Entity”);

WHEREAS, Citrix’s business is conducted throughout the world and Citrix’s reputation and goodwill are an integral part of its business success;

WHEREAS, the Executive’s position with the Company shall require that he be trusted with extensive confidential and trade secret information about the Company, and that he develop a thorough and comprehensive knowledge of all details of the Company’s business, including, but not limited to, information relating to research, development, inventions, financial and strategic planning, research, marketing, distribution and licensing of the Company’s products and services;

WHEREAS, execution of this Agreement by the Executive is a condition to Parent’s execution of the Merger Agreement, and the execution by the Executive of the Executive Confidentiality, Non-Solicitation and Non-Competition Agreement (attached hereto as Exhibit A) (the “Non-Solicitation Agreement”) is a condition to the execution by Citrix of this Agreement and the Merger Agreement;

WHEREAS, this Agreement shall not become effective or enforceable until the Effective Time (as defined in the Merger Agreement);

WHEREAS, as a material inducement to Citrix entering into the Merger Agreement and consummating the Merger, and in consideration of the covenants and agreements set forth in the Merger Agreement, and in order to provide Citrix with the full benefits of the Merger, the Executive has agreed to execute and deliver this Agreement and the Non-Solicitation Agreement because he wishes to induce XenSource and Citrix to consummate the Merger, which would not occur absent his executing this Agreement and the Non-Solicitation Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. During the term of this Agreement, the Executive agrees to initially serve as Senior Vice President and General Manager, XenSource Division of Citrix, reporting to Mark Templeton, or in such other comparable positions and with such other title or reporting structure as may be assigned from time to time. The Executive agrees to devote substantially all of his business time and efforts to the performance of his duties hereunder. The Executive shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of him. The Executive shall devote substantially all of his business time, attention and energies to the Company’s business and shall not engage in any other business activity which (i) interferes with the performance of his duties hereunder, (ii) creates a conflict of interest or the appearance of a conflict of interest, or (iii) competes with the business activities, products or services of the Company. The Executive shall perform his services under this Agreement at such locations as may be required by the Company.

2. Merger-related Payments. The parties hereto acknowledge that in connection with the Merger, the Executive is eligible to receive a transaction bonus payment, subject to the terms and conditions of the Transaction Bonus Plan as described in this Section 2. Prior to the Merger, the XenSource Board of Directors will have adopted a 2007 Transaction Bonus Plan (the “TB Plan”) and allocated the Executive a bonus award thereunder of $7,671,068 (a “Bonus Award”). At the Effective Time, Citrix will have assumed the TB Plan. The Executive’s receipt of a cash payment in respect of the Bonus Award under the TB Plan is contingent upon the Executive signing a General Release in the form and substance satisfactory to Citrix and is otherwise subject to the terms and conditions of the TB Plan.

3. Compensation: Salary, Bonus and Other Benefits. During the term of this Agreement, the Company shall pay to the Executive, as consideration for the Executive’s satisfactory performance of his duties, the following compensation:

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company initially will pay to the Executive a semi-monthly salary of $12,500 (annualized, $300,000) (the Executive’s “Base Salary”) during the term of this Agreement. Such Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation, as such practices shall be established or modified from time to time.

(B) Fringe Benefits. During the term hereof and subject to any contribution therefor generally required of executives of XenSource, the Executive shall be eligible to participate in all employee benefits plans of XenSource from time to time adopted by XenSource and in effect for executives of XenSource in similar positions. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of XenSource, and (iii) the discretion of XenSource, the Company and/or the Company’s board of directors (the “Board”) or any administrative or other committee provided for in or contemplated in any such plan. XenSource’s current plans and policies shall govern all benefits. Commencing after XenSource’s benefits plans have been terminated, and subject to eligibility requirements under Citrix’s employee and/or executive benefits plans, the Executive will be eligible to participate in Citrix’s employee and/or executive benefits plans. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of Citrix, and (iii) the discretion of Citrix and/or the Board or any administrative or other committee provided for in, or contemplated by, any such plan. The Company may alter, modify, add to, or delete its or their employee benefits plans at any time as they and/or the Board, in their sole judgment, determine to be appropriate.

(C) Vacation. During the term hereof, the Executive shall be eligible to accrue paid vacation per calendar year, to be taken at such times and intervals as shall be agreed to by the Company and the Executive in their reasonable discretion. The accrual and use of the Executive’s vacation days will be in accordance with the Company’s regular vacation policy in effect from time to time. Vacation days accrued but unused by the Executive prior to the Effective Time of the Merger shall be carried over as already accrued vacation after the Effective Time.

(D) Target Based Bonus. During the term hereof, the Executive also may be eligible to receive a bonus of up to $210,000 for each calendar year of full-time employment as an executive (beginning January 1, 2008). Such bonus, if any, shall be based on the Company’s and the Executive’s achievement (as determined by the Company) of goals and objectives, which are to be mutually determined by the Company and the Executive at their reasonable discretion. No bonus under this paragraph shall be payable to the Executive with respect to any calendar year during which his employment is terminated, regardless of the manner of such termination, except as set forth in Section 5(G). To be eligible for a bonus, the Executive must be employed by the Company on the date that the bonus is paid, except as set forth in Section 5(G). The Executive agrees and acknowledges that he is not eligible for any bonus or incentive payment under any XenSource plan, and that all such plans have been terminated.

(E) Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his responsibilities hereunder in accordance with the Company’s prevailing policy and practice relating to reimbursements as established, modified or amended from time to time. The Executive must provide substantiation and documentation of these expenses to the Company in order to receive reimbursement.

(F) Tax Withholding. All payments in this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes, and the Company may withhold from any such amounts due to the Executive in order to satisfy such withholding obligations.

4. Term. Subject to the earlier termination as hereafter provided in Section 5, the term of this Agreement shall commence at the Effective Time and shall continue until two (2) years therefrom. At the end of the term, the Agreement will expire and, if the parties mutually desire for the Executive to remain employed, such employment will continue solely on an “at-will” basis, which means that either the Company or the Executive can terminate the Executive’s employment at any time, for any or no reason, and with or without cause or prior notice.

5. Termination. The Agreement and the Executive’s employment under this Agreement may be terminated as follows:

(A) By Expiration of the Agreement. If this Agreement expires as set forth in Section 4 hereof, the Executive shall be entitled to no further payments or benefits pursuant to this Agreement, but the Executive’s employment shall continue solely on an “at-will” basis, as described in Section 4 above.

(B) At the Executive’s Option. The Executive may terminate his employment under this Agreement at any time by giving at least thirty (30) business days’ advance written notice to the Company. In the event of a termination at the Executive’s option, the Company may accelerate the Executive’s departure date and will have no obligation to pay the Executive after his actual departure date. In the event of termination at the Executive’s option, the Executive shall be entitled to no payments, salary continuation, severance or other benefits, except for earned but unpaid Base Salary and vacation to the extent accrued but unused through the Executive’s actual departure date, and reimbursement for any previously incurred expenses as set forth in Section 3(E).

(C) At the Election of the Company or the Board for Cause. The Company or the Board may, immediately and unilaterally, terminate the Executive’s employment under this Agreement for “Cause” at any time during the term of this Agreement without any prior notice to the Executive, except as set forth below. Termination by the Company or the Board shall constitute a termination for Cause under this Section 5(C) if such termination is for one or more of the following causes:

(i)	the Executive’s failure or refusal to perform satisfactorily his duties or render services to the Company in accordance with the terms or requirements of his employment and/or under this Agreement (other than due to his incapacity due to illness or injury), provided that the Executive shall have 10 days following receipt of written notice of the cause for his termination pursuant to this Section 5(C)(i) to effect a cure. Such a cure must be completed within this 10-day period and to the Company’s satisfaction. During the term of this Agreement, the Executive shall have this right to cure only one time;

(ii)	the Executive’s disloyalty, gross negligence, willful misconduct, insubordination, dishonesty, fraud, embezzlement or breach of any fiduciary duty;

(iii)	the Executive’s deliberate disregard or violation of the Company’s rules or policies, which results in direct or indirect loss, damage or injury to the Company, or the commission by the Executive of any other action that injures, or may injure, the Company;

(iv)	the Executive’s conviction of any crime that constitutes a felony or a crime of moral turpitude in the jurisdiction involved;

(v)	the Executive’s breach of the terms of this Agreement, the Non-Solicitation Agreement, any other agreements executed in connection herewith, or any other agreements between the Executive and XenSource or the Executive and the Company; or

(vi)	the Executive’s commission of any act, not otherwise instructed by the Company, that induces any customer or supplier to breach or terminate a contract with the Company.

In the event of a termination for Cause pursuant to the provisions of clauses (i) through (vi) above, inclusive, the Executive shall be entitled to no payments, salary continuation, severance or other benefits, except for earned but unpaid Base Salary and vacation to the extent accrued but unused through the Executive’s termination date, and reimbursement for any previously incurred expenses as set forth in Section 3(E).

(D) At the Election of the Company or the Board for Reasons Other than for Cause. The Company or the Board may, immediately and unilaterally, terminate the Executive’s employment under this Agreement at any time during the term of this Agreement without Cause by giving thirty (30) days’ advance written notice to the Executive of the election to terminate. During such thirty-day period, the Executive will be available on a full-time basis for the benefit of the Company to assist the Company in making the transition to a successor. In the event that the Company or the Board terminates the Executive without Cause and opts not to provide the Executive with such notice, the Company shall pay to the Executive his prorated Base Salary rate for such thirty (30) days in lieu of such notice. The Executive will not accrue vacation pay or any other benefits during such period. In the event the Company or the Board exercises its or their right to terminate the Executive under this Section 5(D), the Executive shall be eligible for severance payments and benefits upon satisfaction of the conditions as set forth in 5(G).

(E) At the Executive’s Election for Good Reason. The Executive may terminate this Agreement and his employment for Good Reason, provided that he gives thirty (30) business days written notice of such Good Reason to the Company. The written notice shall set forth in detail the circumstances that the Executive believes constitute Good Reason. If the basis for such Good Reason is not cured (as determined by the Company in good faith) within thirty (30) business days after the Company receives written notice specifying the basis of such Good Reason, this Agreement, and the Executive’s employment, shall terminate. In the event of a termination by the Executive for Good Reason, the Executive shall be eligible for severance payments and benefits upon satisfaction of the conditions as set forth in Section 5(G). “Good Reason” shall be deemed to exist upon, without the Executive’s prior written consent:

(i)	a 10% or greater reduction by the Company or the Board of his then current Targeted Total Compensation (which will consist solely of Base Salary as defined in Section 3(A) and the target based bonus eligibility described in Section 3(D)), other than any such reduction that is part of a general reduction or other concessionary arrangement affecting all senior executive corporate officers of the Company. The actual amount (if any) of any target based bonus that the Executive may earn shall in no way impact the determination of whether Good Reason exists pursuant to this Section 5(E)(i); or

(ii)	prior to the conclusion of the Executive’s first year of employment pursuant to this Agreement, requiring the Executive to relocate his principal place of business more than 50 miles from the Executive’s usual principal place of business. However, relocation to the Company’s offices located in Santa Clara, California shall not constitute “Good Reason.”

The Executive’s resignation pursuant to this Section 5(E) shall be his sole remedy.

(F) Benefits if Agreement Terminated Due to Death or Disability. The Executive’s employment will terminate if the Executive dies or suffers physical incapacity or mental incompetence. For the purposes of this Agreement, the Executive shall be deemed to have suffered physical incapacity or mental incompetence if the Executive is unable to perform the essential functions of his job with reasonable accommodation for a period of 120 consecutive or cumulative calendar days in any 12-month period. Any accommodation will not be deemed reasonable if it imposes an undue hardship on the Company or a direct threat to the health and safety of others at the Company. If this Agreement terminates due to the death or disability of the Executive, the Executive (or in the case of death, the Executive’s designated beneficiary, or if no beneficiary has been designated by the Executive, his estate) shall be entitled to no payments, salary continuation, severance or other benefits, except for earned but unpaid Base Salary, unused vacation and benefits to the extent accrued or vested through the Executive’s termination date, and reimbursement for any previously incurred expenses as set forth in Section 3(E).

(G) In the event that the Executive’s employment is terminated either under Section 5(D) (For Reasons Other Than For Cause) or 5(E) (At the Executive’s Election for Good Reason) and the Executive signs a release of claims in the form, and of a scope, acceptable to the Company and the Board, the Company agrees to (1) pay to the Executive severance payments equal to the greater of (i) the sum of the Executive’s then current Base Salary rate for the remainder of the term of this Agreement and, if the Executive is currently eligible for the target-based bonus set forth in Section 3(D), a pro-rated portion of such bonus (less applicable taxes), determined at the Company’s good faith discretion, based upon, among other things, the applicable measuring period during which the Executive was eligible for such bonus; or (ii) 12 months of the Executive’s then current monthly Base Salary; (2) accelerate all unvested options held by the Executive that were originally issued by XenSource and assumed and reset by Citrix pursuant to the Merger Agreement; and (3) accelerate the payment of all Restricted Share Proceeds (as such term is defined in that certain Vesting Continuation Agreement of even date herewith between XenSource and the Executive (the “Vesting Continuation Agreement”)) that have not been previously paid to the Executive. The severance payment(s) shall be payable in a one-time lump sum. In either case, such severance payment(s) shall be subject to all applicable federal, state and local withholding, payroll and other taxes. Except as expressly set forth in this Section 5(G), the Executive acknowledges that neither the Company nor the Board shall have any further obligations to the Executive in the event of the Executive’s termination under Section 5(D) or 5(E), except such further obligations as may be imposed by law and except for earned but unpaid Base Salary and vacation to the extent accrued and unused through the Executive’s termination date, and reimbursement for any previously incurred expenses as set forth in Section 3(E). Notwithstanding the foregoing clause (3) above, the Executive’s Escrow Portion (as such term is defined in the Vesting Continuation Agreement) shall continue to be held pursuant to and subject to the provisions of the Escrow Agreement and the terms of the Vesting Continuation Agreement.

The Executive and the Company agree that the payment schedule for any payments described in this Section 5(G) may be adjusted by the Company as necessary to avoid the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, including those applicable to severance payments made to certain employees of publicly traded companies.

If the Executive breaches his post-employment obligations under the Non-Solicitation Agreement or any other restrictive covenants or agreements (including, but not limited to, any noncompetition, nonsolicitation, nondisclosure or assignment of intellectual property covenants or agreements) executed by the Executive, the Company or the Board may immediately cease the Company’s payment of all severance and/or benefits described in this Agreement. This cessation of severance and/or benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

6. Execution of Non-Solicitation Agreement; Survival of Certain Provisions. As a condition of the Merger Agreement and employment by the Company pursuant to the terms of this Agreement, the Executive shall execute the Non-Solicitation Agreement effective as of the Effective Time. The Executive’s post-employment obligations under the Non-Solicitation Agreement and any other restrictive covenants or agreements executed by the Executive shall survive any termination of employment or termination or expiration of this Agreement. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(G) hereof is expressly conditioned upon the Executive’s continued full performance of the Non-Solicitation Agreement and any other obligations under any restrictive covenants or agreements.

7. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that he has obtained all waivers and/or consents from third parties which are necessary to enable him to enjoy employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

8. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the principles of choice of law or conflicts of laws of California, and this Agreement shall be deemed to be performable in California. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced or maintained in any state or federal court located in California, and the Executive hereby submits to the jurisdiction and venue of any such court.

9. Severability. In case any one or more of the provisions contained in this Agreement or the other agreements executed in connection with the transactions contemplated hereby for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreements, but this Agreement or such other agreements, as the case may be, shall be construed and reformed to the maximum extent permitted by law.

10. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 10. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company shall be effective without the consent of a designated, authorized Citrix representative.

11. Assignment. The Executive acknowledges that the services to be rendered by him hereunder are unique and personal in nature. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement may be assigned by the Company and shall inure to the benefit of, and shall be binding upon, the Company’s successors and assigns.

12. Entire Agreement. This Agreement, the Non-Solicitation Agreement, the TB Plan, the General Release, Vesting Continuation Agreement, and Option Reset Agreement constitute the entire understanding of the parties relating to the subject matter hereof and supersede and cancel all agreements relating to the subject matter hereof, whether written or oral, express or implied, made prior to the date hereof between the Executive and XenSource or any of its affiliates or predecessors, including, but not limited to, (i) any existing stock option agreements and/or restricted stock agreements entered into between the Company and the Executive with respect to stock options and restricted stock awarded prior to the date hereof, but only so as to supercede the provisions thereof relating to acceleration of vesting as a result of a change in control transaction or the reasons for the Executive’s termination, (ii) any certain offer letters and amendments thereto and/or any other agreements governing the terms and conditions of employment with XenSource and severance payments and acceleration of vesting in the event of a change of control, and (iii) any bonus, commission and/or incentive pay plan and/or practice for which the Executive was eligible during his XenSource employment, which are hereby terminated; provided, however, that for the period from the start of the Executive’s XenSource employment up to and until the date on which he executes this Agreement (the “pre-Merger term”), the Proprietary Information and Inventions Agreement, which the Executive executed as a condition of his XenSource employment, remains in full force and effect for the pre-Merger term.

13. Notices. All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to the Company, to:	General Counsel
Citrix Systems, Inc.
851 West Cypress Creek Road
Fort Lauderdale, FL 33309
Facsimile: 945-267-2862

with a copy (which shall
not constitute notice) to:	Steven C. Browne, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Facsimile: 617-951-8736

If to the Executive, at the Executive’s address set forth on the signature page hereto.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

14. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

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IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties hereto as of the day and year first above written.

CITRIX SYSTEMS, INC.		EMPLOYEE:

By:	/s/ David Friedman	/s/ Peter Levine
	Name: David Friedman	Name: Peter Levine
	Title: Senior VP, Human Resources and General Counsel	Address: